Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Fourth Quarter and Year End 2012 Operating Results

Baton Rouge, LA – February 27, 2013 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the fourth quarter ended December 31, 2012.

Fourth Quarter Results

Lamar reported net revenues of $305.5 million for the fourth quarter of 2012 versus $288.2 million for the fourth quarter of 2011, a 6.0 % increase. Operating income for the fourth quarter of 2012 was $63.9 million as compared to $45.9 million for the same period in 2011. Lamar recognized $7.2 million in net income for the fourth quarter of 2012 compared to net income of $6.4 million for the fourth quarter of 2011.

Adjusted EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets — see reconciliation to net income at the end of this release) for the fourth quarter of 2012 was $135.8 million versus $125.8 million for the fourth quarter of 2011, a 7.9% increase.

Free cash flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the fourth quarter of 2012 was $71.9 million as compared to $63.9 million for the same period in 2011, a 12.6% increase.

Pro forma net revenue for the fourth quarter of 2012 increased 2.6% and pro forma Adjusted EBITDA increased 3.6% as compared to the fourth quarter of 2011. Pro forma net revenue and Adjusted EBITDA include adjustments to the 2011 period for acquisitions and divestitures for the same time frame as actually owned in the 2012 period, excluding new markets acquired as a result of the acquisition of NextMedia Outdoor, Inc., (the “Next markets”), which closed on October 31, 2012. As a result, our pro forma results for the 2012 period exclude the operating results from the Next markets and no adjustment has been made to the 2011 period with respect to the acquisition of the Next markets. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.

Twelve Months Results

Lamar reported net revenues of $1.2 billion for the twelve months ended December 31, 2012 versus $1.1 billion for the same period in 2011, a 4.4% increase. Operating income for the twelve months ended December 31, 2012 was $217.7 million as compared to $186.4 million for the same period in 2011. Adjusted EBITDA for the twelve months ended December 31, 2012 was $514.4 million versus $487.1 million for the same period in 2011. There was net income of $9.8 million for the twelve months ended December 31, 2012 as compared to net income of $8.6 million for the same period in 2011.

Free Cash Flow for the twelve months ended December 31, 2012 increased 19.0% to $267.5 million as compared to $224.8 million for the same period in 2011.

Liquidity

As of December 31, 2012, Lamar had $301.2 million in total liquidity that consists of $242.3 million available for borrowing under its revolving senior credit facility and approximately $58.9 million in cash and cash equivalents.

Recent Significant Transactions

Notes Offering. On October 30, 2012, Lamar’s wholly owned subsidiary, Lamar Media Corp., closed a private placement of $535 million in aggregate principal amount of 5% Senior Subordinated Notes due 2023, which resulted in net proceeds to Lamar Media of approximately $527 million.

NextMedia Acquisition. On October 31, 2012, the Company used a portion of the proceeds from the 5% Senior Subordinated Notes offering to purchase all of the outstanding common stock of NextMedia Outdoor, Inc. for $145 million in cash.

Early Extinguishment of Debt. During November 2012, Lamar Media used a portion of the proceeds from the 5% Senior Subordinated Notes offering to redeem in full all its outstanding 6 5/8% Senior Subordinated Notes due 2015 (approximately $137.2 million in aggregate principal amount) at a redemption price of 101.104% plus accrued and unpaid interest up to but not including the applicable redemption date for an aggregate redemption price of approximately $141.1 million. In addition, on December 14, 2012, Lamar Media repaid $295 million of the Term B loan outstanding under its senior credit facility. Approximately $22 million remains outstanding under the Term B loan as of December 31, 2012.

In connection with the prepayments described above, the Company recorded a loss on early extinguishment of debt of $9.7 million for the fourth quarter of 2012, of which $4.3 million related to the write off of previously capitalized and unamortized debt issuance fees.

Real Estate Investment Trust Update

As previously disclosed, we are actively considering an election to real estate investment trust (REIT) status. On November 16, 2012, in conjunction with our review regarding a potential REIT election, we submitted a private letter ruling request to the Internal Revenue Service. If we receive a favorable response and decide to proceed with a REIT election, we intend to make the election for the taxable year beginning January 1, 2014, subject to the approval of our board of directors. A favorable IRS ruling, if received, does not guarantee that we would succeed in qualifying as a REIT and there is no certainty as to the timing of a REIT election or whether we will ultimately decide to make a REIT election.

Guidance

For the first quarter of 2013 the Company expects net revenue to be approximately $282 million to $285 million. On a pro forma basis this represents an increase of approximately 2% to 3%.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding guidance for the first quarter of 2013 and our consideration to elect real estate investment trust status. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others; (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; and (7) the market for our Class A common stock. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2011. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net income (loss), cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our management believes that excluding the operating results related to the Next markets from our pro forma results is useful to investors during the initial integration. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Wednesday, February 27, 2013 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Pass Code:	Lamar

Replay:	1-334-323-7226
Pass Code:	20435467
Available through Monday, March 4, 2013 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Monday, March 4, 2013 at 11:59 p.m. eastern time

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 22 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

LAMAR ADVERTISING COMPANY AND

SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net revenues	$305,505	$288,239	$1,182,901	$1,133,487

Operating expenses (income)
Direct advertising expenses	106,199	103,243	418,538	409,052
General and administrative expenses	51,994	48,495	203,065	193,854
Corporate expenses	11,537	10,662	46,875	43,466
Non-cash compensation	3,564	4,312	14,466	11,650
Depreciation and amortization	76,800	78,185	296,083	299,639
Gain on disposition of assets	(8,508)	(2,581)	(13,817)	(10,548)

	241,586	242,316	965,210	947,113

Operating income	63,919	45,923	217,691	186,374

Other expense (income)
Loss on extinguishment of debt	9,676	226	41,632	677
Interest income	(61)	(58)	(331)	(569)
Interest expense	40,012	41,636	157,093	171,093

	49,627	41,804	198,394	171,201

Income before income tax	14,292	4,119	19,297	15,173
Income tax expense (benefit)	7,073	(2,253)	9,476	6,623

Net income	7,219	6,372	9,821	8,550
Preferred stock dividends	92	92	365	365

Net income applicable to common stock	$7,127	$6,280	$9,456	$8,185

Earnings per share:
Basic income per share	$0.08	$0.07	$0.10	$0.09

Diluted income per share	$0.08	$0.07	$0.10	$0.09

Weighted average common shares outstanding:
- basic	93,717,650	92,976,771	93,379,246	92,851,067
- diluted	94,075,642	93,171,888	93,666,641	93,173,785

OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$135,775	$125,839	$514,423	$487,115
Interest, net	(35,311)	(36,881)	(139,021)	(152,007)
Current tax expense	(622)	(1,072)	(1,926)	(2,921)
Preferred stock dividends	(92)	(92)	(365)	(365)
Total capital expenditures (1)	(27,823)	(23,888)	(105,570)	(107,070)

Free cash flow	$71,927	$63,906	$267,541	$224,752

(1)	See the capital expenditures detail included below for a breakdown by category.

Selected Balance Sheet Data:	December 31, 2012	December 31, 2011
Cash and cash equivalents	$58,911	$33,503
Working capital	103,778	95,281
Total assets	3,514,030	3,427,353
Total debt (including current maturities)	2,160,854	2,158,528
Total stockholders’ equity	874,833	838,998

	December 31,		December 31,
	2012	2011	2012	2011
Other Data:
Cash flows provided by operating activities	$122,560	$96,116	$375,909	$318,821
Cash flows used in investing activities	176,055	29,263	303,399	117,255
Cash flows provided by (used in) financing activities	74,165	(75,015)	(47,417)	(259,442)

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$122,560	$96,116	$375,909	$318,821
Changes in operating assets and liabilities	(21,542)	(5,185)	3,051	20,957
Total capital expenditures	(27,823)	(23,888)	(105,570)	(107,070)
Preferred stock dividends	(92)	(92)	(365)	(365)
Other	(1,176)	(3,045)	(5,484)	(7,591)

Free cash flow	$71,927	$63,906	$267,541	$224,752

Reconciliation of Adjusted EBITDA to Net income (loss):
Adjusted EBITDA	$135,775	$125,839	$514,423	$487,115
Less:
Non-cash compensation	3,564	4,312	14,466	11,650
Depreciation and amortization	76,800	78,185	296,083	299,639
Gain on disposition of assets	(8,508)	(2,581)	(13,817)	(10,548)

Operating Income	63,919	45,923	217,691	186,374

Less:
Interest income	(61)	(58)	(331)	(569)
Loss on extinguishment of debt	9,676	226	41,632	677
Interest expense	40,012	41,636	157,093	171,093
Income tax expense (benefit)	7,073	(2,253)	9,476	6,623

Net income	$7,219	$6,372	$9,821	$8,550

	Three months ended December 31,
	2012	2011	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$305,505	$288,239	6.0%
Acquisitions and divestitures, excluding the Next markets	—	4,517
Less net revenue – Next markets	5,156	—

Pro forma net revenue, excluding the Next markets	$300,349	$292,756	2.6%

Reported direct advertising and G&A expenses	$158,193	$151,738	4.3%
Acquisitions and divestitures, excluding the Next markets	—	2,734
Less direct advertising and G&A expenses – Next markets	1,546	—

Pro forma direct advertising and G&A expenses, excluding the Next markets	$156,647	$154,472	1.4%

Reported outdoor operating income	$147,312	$136,501	7.9%
Acquisitions and divestitures, excluding the Next markets	—	1,783
Less outdoor operating income – Next markets	3,610	—

Pro forma outdoor operating income, excluding the Next markets	$143,702	$138,284	3.9%

Reported corporate expenses	$11,537	$10,662	8.2%
Acquisitions and divestitures, excluding the Next markets	—	—

Pro forma corporate expenses, excluding the Next markets	$11,537	$10,662	8.2%

Reported Adjusted EBITDA	$135,775	$125,839	7.9%
Acquisitions and divestitures, excluding the Next markets	—	1,783
Less EBITDA – Next markets	3,610	—

Pro forma Adjusted EBITDA, excluding the Next markets	$132,165	$127,622	3.6%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2011 for acquisitions and divestitures for the same time frame as actually owned in 2012, excluding the operating results of the Next markets. As a result, our pro forma results for the 2012 period excludes the operating results from the Next markets and no adjustment has been made to the 2011 period with respect to the acquisition of the Next markets.

	Three months ended December 31,
	2012	2011
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$147,312	$136,501
Less: Corporate expenses	11,537	10,662
Non-cash compensation	3,564	4,312
Depreciation and amortization	76,800	78,185
Plus: Gain on disposition of assets	8,508	2,581

Operating income	$63,919	$45,923

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Capital expenditure detail by category
Billboards — traditional	$8,123	$9,514	$29,061	$34,425
Billboards — digital	9,800	9,169	42,134	41,250
Logo	3,157	2,684	8,704	10,141
Transit	149	177	259	817
Land and buildings	3,396	663	12,797	4,501
Operating equipment	3,198	1,681	12,615	15,936

Total capital expenditures	$27,823	$23,888	$105,570	$107,070